Exhibit 99.1

                                      NEWS RELEASE

Contact:	Mickey Foster Vice President Corporate and Investor Relations (732) 933-5140

FOR IMMEDIATE RELEASE

MILLENNIUM CHEMICALS COMMENTS
ON EXPECTED FIRST QUARTER 2003 RESULTS

Red Bank, New Jersey, April 22, 2003 -- Millennium Chemicals (NYSE-MCH) (“Millennium”) announced today selected first quarter 2003 expected operating and financial results. These results are based on preliminary estimates and may vary from Millennium’s actual results. Similar information is being furnished to prospective purchasers of Millennium America’s 9-1/4% Senior Notes due 2008 that are currently being offered in a private placement.

Operating income from majority-owned businesses is expected to be $29 million, an improvement from $10 million in the first quarter of 2002 and $26 million in the fourth quarter of 2002.

TITANIUM DIOXIDE

The Titanium Dioxide (TiO2) segment is expected to report first quarter operating income of $21 million, compared to $10 million in the first quarter of 2002 and $17 million in the fourth quarter of 2002.

In local currencies, average first quarter prices increased 10 percent from the first quarter of 2002 and 2 percent from the fourth quarter of 2002. In U.S. dollar terms, the worldwide average first quarter price increased 16 percent from the first quarter of 2002 and 5 percent from the fourth quarter of 2002.

First quarter 2003 TiO2 sales volume of 145,000 metric tons represents a decrease of 5 percent from the first quarter of 2002 and an increase of 2 percent from the fourth quarter of 2002.

The first quarter 2003 TiO2 operating rate was 88 percent of annual nameplate capacity of 690,000 metric tons compared to 81 percent in the first quarter of 2002, and 96 percent in the fourth quarter of 2002.

ACETYLS

The Acetyls segment is expected to report first quarter operating income of $7 million compared to a loss of $(7) million in the first quarter of 2002 and income of $9 million in the fourth quarter of 2002.

The average U.S. dollar aggregate price for VAM and acetic acid in the first quarter of 2003 increased 34 percent compared to the first quarter of 2002 and 10 percent from the fourth quarter of 2002. Margins for the same periods of time have not similarly increased due to rising natural gas feedstock prices. Aggregate volumes for VAM and acetic acid in the first quarter of 2003 increased 17 percent from the first quarter of 2002 and decreased 7 percent from the fourth quarter of 2002.

SPECIALTY CHEMICALS

The Specialty Chemicals segment is expected to report first quarter operating income of $2 million compared to $4 million in the first quarter of 2002 and a loss of $(2) million in the fourth quarter of 2002. Sales volume increased 7 percent from the first quarter of 2002 and 13 percent from the fourth quarter of 2002.

Average selling prices decreased less than 1 percent compared to the first quarter of 2002 and increased 8 percent from the fourth quarter of 2002.

DEBT, LIQUIDITY AND CAPITAL SPENDING

Net debt (total debt less cash) at March 31, 2003 totaled $1.132 billion compared to $1.103 billion at December 31, 2002. At March 31, 2003 Millennium’s $175 million revolving credit facility was drawn by $45 million and the Company had a cash position of $125 million. Net interest expense was $22 million in the first quarter of 2003, an increase of $1 million over the first quarter of 2002 and flat with the fourth quarter of 2002. Capital spending was $8 million for the first quarter of 2003.

EQUISTAR

On April 14, 2003, Millennium filed a Form 8-K with the Securities and Exchange Commission that provides current information on Equistar Chemicals LP.

EARNINGS RELEASE AND WEBCAST

Millennium expects to release first quarter 2003 results and outlook after the market close on Monday, April 28, 2003. You may listen live to Millennium’s 2003 first quarter earnings and outlook discussion on Tuesday, April 29th at 9:30 a.m. EDT via live webcast at http://www.millenniumchem.com and click on the Investor Relations icon. The teleconference number is 973-935-8504. Replay will be available until May 6, 2003 at 973-341-3080, reservation #3839719.

Millennium Chemicals (website: www.millenniumchem.com) is a major international chemicals company, with leading market positions in a broad range of commodity, industrial, performance and specialty chemicals.

Millennium Chemicals is:

  The second-largest producer of TiO2 in the world, the largest merchant seller of titanium tetrachloride and a major producer of zirconia, silica gel and cadmium/based pigments;

  The second-largest producer of acetic acid and vinyl acetate monomer in North America;

  A leading producer of terpene-based fragrance and flavor chemicals; and,

  Through its 29.5% interest in Equistar Chemicals, LP, a partner in the second-largest producer of ethylene and third-largest producer of polyethylene in North America, and a leading producer of performance polymers, oxygenated chemicals, aromatics and specialty petrochemicals.

The statements in this press release that are not historical facts are, or may be deemed to be, “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by the use of forward-looking terminology such as “prospects,” “outlook,” “believes,” “estimates,” “intends,” “may,” “will,” “should,” “anticipates,” “expects” or “plans,” or the negative or other variation of these or similar words, or by discussion of trends and conditions, strategy or risks and uncertainties. In addition, from time to time, Millennium or its representatives have made or may make forward-looking statements in other filings that Millennium makes with the Securities and Exchange Commission, in press releases or in oral statements made by or with the approval of one of its authorized executive officers. These forward-looking statements are only present expectations. Actual events or results may differ materially. Factors that could cause such a difference include: the cyclicality and volatility of the segments of the chemical industry in which Millennium and Equistar Chemicals, LP (“Equistar”) operate, particularly fluctuations in the demand for ethylene, its derivatives and acetyls and the sensitivity of these industry segments to capacity additions; general economic conditions in the geographic regions where Millennium and Equistar generate sales, and the impact of government regulation and other external factors; the ability of Equistar to distribute cash to its partners and uncertainties arising from Millennium’s minority interest in Equistar and Millennium’s future capital commitments to Equistar; changes in the cost of energy and raw materials; the ability of raw material suppliers to fulfill their commitments; the ability of Millennium and Equistar to achieve their productivity improvement, cost reduction and working capital targets, and the occurrence of operating problems at manufacturing facilities of Millennium or Equistar; risks of doing business outside the United States, including currency fluctuations; the cost of compliance with the extensive environmental regulations affecting the chemical industry and exposure to liabilities for environmental remediation and other environmental matters relating to Millennium’s or Equistar’s current and former operations; pricing and other competitive pressures; and legal proceedings relating to present and former operations (including proceedings based on alleged exposure to lead paint and pigments, asbestos and other materials) and other claims. A further description of these risks, uncertainties and other matters can be found in Exhibit 99.1 to Millennium’s Report on Form 10-K for the year ended December 31, 2002, as amended. Millennium disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

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